Exhibit 99.1

[GRAPHIC OMITTED] NEWCASTLE INVESTMENT CORP



                                                           FOR IMMEDIATE RELEASE
Contact:

Lilly H. Donohue
Director of Investor Relations
212-798-6118

Newcastle Announces First Quarter 2006 Results and Closing of a New Credit Facility
--------------------------------------------------------------------------------
Highlights

- FFO and net income of $0.65 per diluted common share; FFO increased 10% and net income increased 5% from the first quarter 2005
- Record investment quarter - purchased $1.0 billion of assets, investing $127.4 million of capital
-   Common equity book value per share increased $0.46 to $19.03 at March 31,
    2006
-   Issued $100 million of trust preferred securities
-   On May 2, 2006, closed a new $200.0 million revolving credit facility

New York, NY. May 3, 2006 - Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended March 31, 2006, Funds from Operations ("FFO") were $28.7 million, or $0.65 per diluted common share, compared to $0.59 per diluted common share for the quarter ended March 31, 2005. The Company generated an FFO return on average invested equity of 14.6% for the first quarter 2006.

For the three months ended March 31, 2006, income available for common stockholders was $28.6 million, or $0.65 per diluted common share, compared with $27.2 million, or $0.62 per diluted common share, in the first quarter 2005.

For the quarter ended March 31, 2006, Newcastle declared a dividend of $0.625 per share of common stock.

Our GAAP common equity book value per share increased $0.46 per share to $19.03 at March 31, 2006 from $18.57 at December 31, 2005. GAAP common equity book value was $836.8 million at March 31, 2006 compared with $815.5 million at December 31, 2005.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.

Recent Event
On May 2, 2006, the Company closed a new $200.0 million revolving credit facility priced at 1 month LIBOR + 175 basis points. The new credit facility replaces the Company's prior $100.0 million revolving credit facility that had an interest rate of 1 month LIBOR + 250 basis points. The new credit facility matures in November 2007 and will be used to fund investments and for other working capital needs.

Kenneth Riis, Newcastle's President, commented, "Our new financing gives us $100 million more borrowing capacity at a lower cost including both a 75 basis point reduction in interest rate and lower fees. The more favorable economic terms and the increased financial flexibility of this credit facility are a result of the diversity and solid credit profile of our investment portfolio and the strength of our balance sheet."

The initial amount drawn under the new credit facility is approximately $60.0 million, and the proceeds were used to repay all of the outstanding indebtedness under the prior credit facility. The Company will record an expense of $0.7 million in the second quarter, representing the write-off of unamortized financing costs related to the prior credit facility.

Selected Financial Data (Unaudited)
(amount in thousands)
                                                   Three Months Ended       Three Months Ended
                                                     March 31, 2006           March 31, 2005
                                                   ------------------       ------------------
Operating Data:

 Funds from operations                                       $ 28,722               $ 25,623
 Income available for common stockholders                      28,591                 27,161

                                                          As of                   As of
Balance Sheet Data:                                  March 31, 2006         December 31, 2005
                                                   ------------------       -----------------
Total assets                                              $ 7,885,774             $ 6,209,699
Total liabilities                                           6,946,497               5,291,696
Common stockholders' equity                                   836,777                 815,503
Preferred stock                                               102,500                 102,500
Total equity                                                  939,277                 918,003



The following tables compare certain supplemental data relating to our investment portfolio at March 31, 2006 versus December 31, 2005:

Supplemental Data - Total Investment Portfolio:

                                                      Total Portfolio(1)                     Core Investment Portfolio(2)
                                                      ------------------                     ----------------------------

                                            March 31, 2006       December 31, 2005       March 31, 2006      December 31, 2005
                                            --------------       -----------------       --------------      -----------------
Total portfolio (face amount)                 $ 7,754,510             $ 6,111,464          $ 6,977,785            $ 5,413,142
Percentage of total assets(3)(4)                      93%                     92%                  82%                    80%
Weighted average asset yield(3)                     7.01%                   6.59%                7.32%                  6.85%
Weighted average liability cost(3)                  5.52%                   5.12%                5.67%                  5.22%
Weighted average net spread(3)                      1.49%                   1.47%                1.65%                  1.63%


Supplemental Data - Real Estate Securities and Real Estate Related Loans(2):

                                                                                         March 31, 2006      December 31, 2005
                                                                                         --------------      -----------------
Real estate securities and real estate
  related loans (face amount)                                                             $ 4,927,803             $ 4,802,172
Percentage of total assets(3)(4)                                                                  68%                     70%
Weighted average credit rating                                                                    BB+                     BB+
Percentage investment grade                                                                       67%                     67%
Number of securities and loans                                                                    538                     534
Weighted average asset credit spread                                                              260                     261

Supplemental Data - Residential Mortgage Loans:

                                                                                         March 31, 2006       December 31, 2005
                                                                                         --------------       -----------------
Residential mortgage loans (unpaid principal amount)                                      $ 2,049,982             $ 610,970
Percentage of total assets(3)(4)                                                                  14%                   10%
Weighted average FICO score                                                                       637                   712
Number of residential mortgage loans                                                           18,809                 7,986

Notes:
(1) Excludes ICH of $145.4 million at March 31, 2006 and $165.5 million at December 31, 2005.
(2) Excludes investments that are not a part of our core strategies: ICH of $145.4 million and agency RMBS of $776.7 million at March 31, 2006 and ICH of $165.5 million and agency RMBS of $698.3 million at December 31, 2005.
(3) March 31, 2006 is proforma for our investment in subprime mortgage loans post our April 2006 securitization.
(4) Unamortized cost basis as percentage of total assets.

Capital Markets Activity

In January 2006, we entered into a three year term financing on our manufactured housing loan portfolio. The interest rate on the $237.1 million of issued debt adjusts monthly at LIBOR + 125 basis points. At the time of the closing, we entered into an interest rate swap to hedge against changes in interest rates.

In March 2006, Newcastle issued $100 million of trust preferred securities. The securities have a fixed rate coupon of 7.574% for 10 years and a floating rate of three-month LIBOR + 225 basis points thereafter. The securities mature in 30 years and are callable at par beginning in April 2011.

Subsequent to quarter-end, we securitized our $1.5 billion subprime mortgage loan portfolio which we acquired in March 2006. Newcastle, through the securitization trust, issued $1.45 billion of investment grade debt to term finance the portfolio. Post securitization, Newcastle retained three classes of investment grade bonds rated BBB- to BBB+ with a face amount of $37.6 million as well as the equity in the trust. In the aggregate, Newcastle has approximately $70 million of capital invested in this portfolio with a projected loss adjusted return of approximately 20%.

Wesley R. Edens, Chairman and Chief Executive Officer, commented, "We had a strong first quarter. The results of our recent investment and capital markets activities are beginning to add to our core earnings. The full accretive impact of these activities will be realized in future quarters and position us to achieve our targeted dividend growth in 2006."

First Quarter Investment Activity

In the first quarter 2006, we purchased a total of $2.1 billion of assets. Adjusted for the sale of the subprime assets in April, the total assets purchased is $1.0 billion.

Real Estate Securities and Real Estate Related Loans. We purchased $634.0 million in face amount of real estate securities and real estate related loans, representing 35 securities and loans: $597.0 million on balance sheet; and the remaining $37.0 million of a bank loan financed through a total rate of return swap. With respect to the total rate of return swap in the quarter, we recorded a deposit of $15.5 million on our balance sheet.

Our purchases during the first quarter had an average credit rating of BB-. The investments were comprised of: $258.5 of real estate related loans (including $221.5 million of mezzanine loans and $37.0 million of bank loans); $218.1 million of commercial mortgage backed securities (CMBS); $110.3 million of agency RMBS; $32.1 million of real estate related asset backed securities (ABS); and $15.0 million of real estate investment trust (REIT) debt. In addition, we sold $58.4 million of real estate securities with an average credit rating of BBB-.

Residential Mortgage Loans. We purchased a portfolio of approximately 11,300 subprime residential mortgage loans for approximately $1.5 billion. The loans are secured by residential homes located throughout the U.S. Approximately 92% of the portfolio is secured by first liens, substantially all the assets are owner occupied and the borrowers have a weighted average FICO score of 612. The loans have a weighted average gross coupon of 7.6% and an average loan to value of 81.0%. Substantially all of the loans are current.

Kenneth Riis commented, "We had a record first quarter in both the amount of assets purchased and capital deployed. To date, we have already invested approximately $225 million of capital at a high teens return and we continue to see a strong pipeline of investment opportunities."

Core Investment Portfolio

At March 31, 2006, our $7.0 billion core investment portfolio (excluding the ICH loans and agency RMBS) represented 82% of our total assets on a proforma basis and consisted of $4.9 billion of real estate securities and real estate related loans and $2.1 billion of residential mortgage loans.

Real Estate Securities and Real Estate Related Loans. Our core portfolio was well diversified with 538 securities and loans. Of these investments, 62% were fixed rate investments and the remaining 38% were floating rate. The portfolio consisted of 42% CMBS, 19% REIT debt, 16% ABS, 15% B-Notes and mezzanine loans and 8% real estate loans and bank loans.

The average credit quality was BB+, and 67% of these investments were rated investment grade. Our average investment size was $9.2 million, with our largest single investment being $110.0 million, at quarter end. The weighted average credit spread was unchanged (i.e., the yield premium on our investments over the comparable U.S. Treasury rate or LIBOR) at 260 basis points as of March 31, 2006 versus 261 basis points as of December 31, 2005.

The credit profile of our real estate securities investment portfolio continued to improve during the first quarter. This can be demonstrated by the ratio of upgrades to downgrades in the quarter, where 29 securities ($233.5 million face amount) experienced credit rating upgrades versus one security ($2.4 million face amount) which experienced credit rating downgrades.

At quarter-end, we had $106.7 million of restricted cash to be invested in our eight CBO financings versus $173.4 million at December 31, 2005. Based on current commitments, we now have $51.1 million of unrestricted cash to invest.

With respect to $335.6 million face amount of real estate related loans that are financed via total rate of return swaps, we reported to other income a net unrealized mark to market loss of $0.2 million for the first quarter 2006.

Residential Mortgage Loans. Our portfolio is comprised of $276.4 million of residential mortgage loans, $271.4 million of manufactured housing loans and $1.5 billion of subprime mortgage loans. The residential, manufactured housing and subprime loan portfolios were well diversified with 785 loans, 6,752 loans, and 11,272 loans, respectively. The residential mortgage loans had an average maturity of 2.80 years, the manufactured housing loans had an average maturity of 5.77 years and the subprime mortgage loans had an average maturity of 2.49 years at quarter-end.

Our core business strategy is to "lock in" and optimize the difference between the yield on our assets and the cost of our liabilities (which we refer to as the "net spread"). We finance our investments in a manner that matches the interest rates and maturities of our assets and liabilities in an effort to minimize the impact of interest rate fluctuations on our earnings and to reduce the risk of having to refinance our liabilities prior to the maturities of our assets. As a result of this strategy, our earnings are relatively unaffected by a change in rates. As of March 31, 2006, excluding our investment in the subprime mortgage loan portfolio, an immediate 100 basis point increase in short-term interest rates would have increased our earnings by approximately $0.7 million per annum, or less than $0.02 per share.

Results of Operations

Our first quarter 2006 results include the effect of our acquisition of the $1.5 billion portfolio of subprime residential mortgage loans temporarily financed via a repurchase agreement. At the same time, we entered into an interest rate swap to hedge our exposure to changes in market interest rates. We intended to sell the loans through a securitization transaction, as such the loans were classified as held for sale on our balance sheet at quarter end. As a result, both the change in value of the loans and the swap were recorded through the income statement in the first quarter. We recorded a net gain of $1.4 million representing a gain on the swap of $5.5 million recorded to other income and a provision for losses on the loans held for sale of $4.1 million. The provision taken for the loan portfolio was primarily related to changes in interest rates.

Upon closing of the securitization on April 6, 2006, we sold the loans and the swap into the securitization trust. We retained all of the equity and the low investment grade bonds issued by the trust. In connection with our equity interest, we have the right to call the deal when the principal balance of the loans is equal to or less than 20% of the balance at the time of the securitization. Because 20%, or approximately $300.0 million, of the loans are subject to future repurchase by Newcastle, these loans were not treated as sold.

Following the securitization, Newcastle holds the following interests in the subprime loan portfolio (i) the equity of the trust representing $62.4 million
(ii) the retained bonds of $37.6 million face amount ($33.7 million unamortized cost) financed with $28.0 million of repurchase agreements and (iii) loans subject to future repurchase of $286.3 million with a corresponding financing for 100% of the loans retained.

Conference Call

Newcastle's management will conduct a live conference call today at 4:00 P.M. Eastern Time to review the financial results for the quarter ended March 31, 2006. All interested parties are welcome to participate on the live call. You can access the conference call by dialing 866-323-3742 (from within the U.S.) or 706-643-0550 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference "Newcastle First Quarter Earnings Call."

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. An online replay of the webcast will be available until June 30, 2006.

A telephonic replay of the conference call will be available until 11:59 P.M. eastern time on Wednesday, May 10, 2006 by dialing 800-642-1687 (from within the U.S.) or 706-645-9291 (from outside of the U.S.); please reference access code "8456438."

About Newcastle

Newcastle Investment Corp. invests in real estate securities and other real estate related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by Fortress Investment Group LLC. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to grow dividends and returns on equity, including returns on our subprime mortgage portfolio. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, our ability to take advantage of opportunities in additional asset classes at attractive risk-adjusted prices; our ability to deploy capital accretively; the risks that default and recovery rates on our loan portfolios exceed our underwriting estimates; the risk that investments made in the first quarter cannot be financed on the basis and for the term at which we expect; and other risks detailed from time to time in Newcastle's SEC reports. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

                            Newcastle Investment Corp
                        Consolidated Statements of Income
                    (dollars in thousands, except share data)
                                   (Unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                --------------------------------
                                                     2006              2005
                                                --------------    --------------
Revenues
    Interest income                                 $ 113,907         $  79,036
    Rental and escalation income                        2,008             1,264
    Gain on sale of investments, net                    1,928             1,714
    Other income                                        5,705             1,649
                                                --------------    --------------
                                                      123,548            83,663
                                                --------------    --------------


Expenses
    Interest expense                                   76,965            48,766
    Property operating expense                            818               693
    Loan and  security servicing expense                2,006             1,583
    Provision for credit losses                         2,007               712
    Provision for losses, loans held for sale           4,127                 -
    General and administrative expense                  1,630               891
    Management fee to affiliate                         3,471             3,263
    Incentive compensation to affiliate                 2,852             1,972
    Depreciation and amortization                         199               136
                                                --------------    --------------
                                                       94,075            58,016
                                                --------------    --------------

    Income before equity in earnings of
      unconsolidated subsidiaries                      29,473            25,647
    Equity in earnings of unconsolidated
      subsidiaries                                      1,195             2,086
    Income taxes on related taxable
      subsidiaries                                          -              (233)
                                                --------------    --------------
    Income from continuing operations                  30,668            27,500
    Income from discontinued operations                   251             1,184
                                                --------------    --------------

Net Income                                             30,919             8,684
Preferred dividends                                    (2,328)           (1,523)
                                                --------------    --------------
Income Available for Common Stockholders            $  28,591         $  27,161
                                                ==============    ==============

Net Income Per Share of Common Stock
    Basic                                           $    0.65         $    0.63
                                                ==============    ==============
    Diluted                                         $    0.65         $    0.62
                                                ==============    ==============
Income from continuing operations per share of
common stock, after preferred dividends
    Basic                                           $    0.64         $    0.60
                                                ==============    ==============
    Diluted                                         $    0.64         $    0.59
                                                ==============    ==============
Income from discontinued operations per share
of common stock
    Basic                                           $    0.01         $    0.03
                                                ==============    ==============
    Diluted                                         $    0.01         $    0.03
                                                ==============    ==============
Weighted Average Number of Shares of Common
Stock Outstanding
    Basic                                          43,944,820        43,221,792
                                                ==============    ==============
    Diluted                                        44,063,940        43,629,078
                                                ==============    ==============

Dividends Declared per Share of  Common Stock       $   0.625         $   0.625
                                                ==============    ==============

            Newcastle Investment Corp
           Consolidated Balance Sheets
    (dollars in thousands, except share data)

                                                                       As of                    As of
                                                                   March 31, 2006         December 31, 2005
                                                                    (Unaudited)
                                                               ---------------------    --------------------
Assets
    Real estate securities, available for sale                          $ 4,732,563             $ 4,554,519
    Real estate related loans, net                                          670,938                 615,551
    Residential mortgage loans, net                                         540,231                 600,682
    Subprime mortgage loans, held for sale                                1,510,022                       -
    Investments in unconsolidated subsidiaries                               28,946                  29,953
    Operating real estate, net                                               28,821                  16,673
    Cash and cash equivalents                                                38,475                  21,275
    Restricted cash                                                         190,259                 268,910
    Derivative assets                                                       109,944                  63,834
    Receivables and other assets                                             35,575                  38,302
                                                               ---------------------    --------------------
                                                                        $ 7,885,774             $ 6,209,699
                                                               =====================    ====================
Liabilities and Stockholders' Equity

Liabilities
    CBO bonds payable                                                   $ 3,521,395             $ 3,530,384
    Other bonds payable                                                     352,050                 353,330
    Notes payable                                                           220,825                 260,441
    Repurchase agreements                                                 2,674,127               1,048,203
    Credit facility                                                               -                  20,000
    Junior subordinated notes payable (security for
      trust preferred)                                                      100,100                       -
    Derivative liabilities                                                    9,108                  18,392
    Dividends payable                                                        29,032                  29,052
    Due to affiliates                                                         4,011                   8,783
    Accrued expenses and other liabilities                                   35,849                  23,111
                                                               ---------------------    --------------------
                                                                          6,946,497               5,291,696
                                                               ---------------------    --------------------

Stockholders' Equity

    Preferred stock, $0.01 per value, 100,000,000
       shares authorized, 2,500,000 shares of 9.75%
       Series B Cumulative Redeemable Preferred
       Stock and 1,600,000 shares of 8.05% Series C
       Cumulative Redeemable Preferred Stock,
       liquidation preference $25.00 per share,
       issued and outstanding                                               102,500                 102,500

    Common stock, $0.01 per value, 500,000,000
       shares authorized, 43,967,409 and 43,913,409
       shares issues and outstanding at March 31,
       2006 and December 31, 2005, respectively                                 440                     439
    Additional paid-in capital                                              783,784                 782,735
    Dividends in excess of earnings                                         (12,124)                (13,235)
    Accumulated other comprehensive income                                   64,677                  45,564
                                                               ---------------------    --------------------
                                                                            939,277                 918,003
                                                               ---------------------    --------------------

                                                                        $ 7,885,774             $ 6,209,699
                                                               =====================    ====================

                           Newcastle Investment Corp.
                    Reconciliation of GAAP Net Income to FFO
                             (dollars in thousands)
                                   (Unaudited)

                                                              Three Months Ended        Three Months Ended
                                                                March 31, 2006            March 31, 2005
                                                                --------------            --------------
Net income available for common stockholders                       $ 28,591                   $ 27,161
Accumulated depreciation on operating real estate sold                    -                     (1,829)
Operating real estate depreciation                                      131                        291
                                                                --------------            --------------
Funds from operations ("FFO")                                      $ 28,722                   $ 25,623


We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.


                           Newcastle Investment Corp.
          Reconciliation of GAAP Book Equity to Invested Common Equity
                             (dollars in thousands)
                                   (Unaudited)

                                                               March 31, 2006
                                                               --------------
Book equity                                                     $   939,277
  Preferred stock                                                  (102,500)
  Accumulated depreciation on operating real estate                   3,518
  Accumulated other comprehensive income                            (64,677)
                                                                -------------
Invested common equity                                          $   775,618
                                                                =============